Exhibit (d)(5)
EXECUTION VERSION
LIMITED GUARANTEE
          Limited Guarantee, dated as of March 31, 2011 (this “Limited Guarantee”), by Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P., each a Delaware limited partnership (together, the “Guarantors”) in favor of SRA International, Inc., a Delaware corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among the Company, Sterling Parent Inc., a Delaware corporation (“Parent”), and Sterling Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
     1. Limited Guarantee. Each Guarantor hereby irrevocably and unconditionally guarantees to the Company, the payment, if and when due, of such Guarantor’s respective Pro Rata Percentage (as defined in Section 24 below) of (a) the Parent Fee if and when required to be paid by Parent pursuant to Section 7.5(c) of the Merger Agreement and any reimbursement obligations of Parent pursuant to Section 7.5(d) and (b) any Reimbursement Obligations, if and when due, pursuant to Sections 5.13(d) or 5.13(e) of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that in no event shall either Guarantors’ liability under this Limited Guarantee exceed such Guarantor’s Pro Rata Percentage of $113,185,608.71 (such amount, plus the aggregate amount to which the Company shall be entitled pursuant to Section 22 of this Limited Guarantee, being the “Maximum Liability Cap”); provided, further, that this Limited Guarantee will expire and will have no further force or effect, and the Company and its Affiliates will have no rights hereunder, upon termination of the obligations and liabilities of the Guarantors hereunder in accordance with Section 6. The Company hereby agrees that no Guarantor shall in any event be required to pay more than its respective Pro Rata Percentage of the Maximum Liability Cap under or in respect of this Limited Guarantee, and that no Guarantor or Guarantor Affiliate (as hereinafter defined) shall have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee, other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.
     2. Terms of Limited Guarantee.
          (a) This Limited Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub are joined in any such action or actions.
          (b) Except as otherwise provided herein, the liability of the Guarantors under this Limited Guarantee shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:
          (i) any change in the corporate existence, structure or ownership of Parent, Merger Sub or the Guarantors, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or the Guarantors or any of their respective assets;
          (ii) any waiver, amendment or modification of the Merger Agreement in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Company, on the one hand, and Parent and/or Merger Sub, on the other hand, in connection therewith;

          (iii) the existence of any claim, set off or other right that the Guarantors may have at any time against Parent or Merger Sub whether in connection with any Guaranteed Obligation or otherwise;
          (iv) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any Guarantor;
          (v) any discharge of a Guarantor as a matter of applicable Law or equity (other than a discharge of a Guarantor with respect to the Guaranteed Obligations as a result of (A) payment of the Guaranteed Obligations in accordance with their terms, (B) defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement or (C) a breach by the Company of this Limited Guarantee); or
          (vi) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than payment of the Guaranteed Obligations or as permitted by Section 2(e) of this Limited Guarantee).
          (c) The Guarantors hereby waive any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent, Merger Sub or the Guarantors, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. When pursuing its rights and remedies hereunder against any Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset shall not relieve any Guarantor of any liability hereunder.
          (d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.
          (e) Notwithstanding any other provision of this Limited Guarantee, the Company hereby agrees that (i) each of the Guarantors may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guarantee or any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach by the Company of any representation, warranty or covenant contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement (whether such breach results from fraud, intentional misrepresentation or otherwise), that would relieve each of Parent and Merger Sub of its obligations under the Merger Agreement shall likewise automatically and without any further action on the part of any Person relieve the Guarantors of their obligations under this Limited Guarantee.

     3. Waiver of Acceptance, Presentment; Etc. The Guarantors expressly and irrevocably waive defenses on the basis of promptness, diligence, notice of acceptance hereof, presentment, demand for payment, notice of non-performance, default, dishonor, protest and any notice of any kind (other than notices to be provided in accordance with Section 14 hereof or Section 8.6 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar law now or hereafter in effect, any right to require the marshalling of assets of one or both of Parent or Merger Sub, or any other Person liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally, other than defenses that are available to Parent or Merger Sub (i) under the Merger Agreement or (ii) in respect of a breach by the Company of this Limited Guarantee.
     4. Sole Remedy.
          (a) The Company acknowledges and agrees that neither Parent nor Merger Sub has any assets, other than their respective rights under the Merger Agreement, and that, except as and on the terms and conditions contemplated by this Guarantee or the Equity Commitment Letter, no funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs, and that, except for rights against Parent and Merger Sub set forth in the Equity Commitment Letter and Section 8.7 of the Merger Agreement, the Company shall not have any right to cause any assets to be contributed to Parent or Merger Sub by any Guarantor, any Guarantor Affiliate (as hereinafter below) or any other Person.
          (b) Without limiting any obligations of Parent or Merger Sub under the Merger Agreement or either Guarantor under the Equity Commitment Letter, the Company further agrees and acknowledges that no Person other than the Guarantors has any obligations hereunder and that, notwithstanding that Guarantors may be limited partnerships, the Company has no remedy, recourse or right of recovery against, or contribution from, (i) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of any Guarantor (other than Parent and Merger Sub), (ii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub or (iii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or Affiliates (other than the Guarantors, Parent or Merger Sub) of any of the foregoing (those persons and entities described in the foregoing clauses (i), (ii) and (iii) being referred to herein collectively as “Guarantor Affiliates”), through any Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of any Guarantor, Parent or Merger Sub against any Guarantor or any Guarantor Affiliate, or otherwise, except for its rights against the Guarantors under this Limited Guarantee, its third party beneficiary rights under the Equity Commitment Letter and its rights against Parent and Merger Sub under the Merger Agreement; provided, however, that in the event any Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of all of such Guarantor’s remaining net assets plus uncalled capital commitment is less the Maximum Liability Cap, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability hereunder up to the portion of the Guaranteed Obligations for which such Guarantor is liable, as determined in accordance with this Limited Guarantee. As used herein, unless otherwise specified, the term Guarantor shall include such Guarantor’s Successor Entity.

          (c) The Company hereby covenants and agrees that it shall not institute, and shall cause each of its Affiliates and their respective representatives not to institute, directly or indirectly, any Action or bring any other claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, the Rollover Letter, the Debt Commitment Letter(s) or the transactions contemplated thereby, against any Guarantor or any Guarantor Affiliate except for (i) claims by the Company against any Guarantor under and in accordance with this Limited Guarantee (the “Retained Guarantee Claims”), (ii) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement (the “Retained Merger Agreement Claims”), (iii) with respect to the amended and restated agreement, dated March 15, 2011 between the Company and Providence Equity Partners L.L.C. (the “NDA”), claims by the Company against Providence Equity Partners L.L.C. under and in accordance with the NDA (the “Retained NDA Claims”) and (iv) claims by the Company against Parent to cause Parent to enforce the Equity Commitment Letter in accordance with its terms and subject to the limitations in the Merger Agreement (the “Retained Equity Commitment Claims” and together with the Retained NDA Claims, the Retained Guarantee Claims and the Retained Merger Agreement Claims, the “Retained Claims”).
          (d) Recourse against each Guarantor, as applicable, solely with respect to the Retained Guarantee Claims, against Parent or Merger Sub solely with respect to the Retained Merger Agreement Claims (and in the case of Parent, the Retained Equity Commitment Claims) and against Providence Equity Partners L.L.C. solely with respect to the Retained NDA Claims shall be the sole and exclusive remedy of the Company and all of its Affiliates against any Guarantor or any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein.
     5. Subrogation. The Guarantors will not exercise any rights of subrogation or contribution against Parent or Merger Sub, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been indefeasibly paid in full.
     6. Termination. No Guarantor shall have any further liability or obligation under this Limited Guarantee from and after the earliest of (a) the Effective Time, (b) termination of the Merger Agreement under circumstances in which Parent would not be obligated to pay any Guaranteed Obligations, and (c) the 120th day after a termination of the Merger Agreement in accordance with its terms (a “Qualifying Termination”), unless prior to the 120th day of such Qualifying Termination, the Company shall have commenced a suit, action or other proceeding against Parent or Merger Sub alleging any Guaranteed Obligation is due and owing or against the Guarantors that amounts are due and owing from the Guarantors pursuant to Section 1 of this Limited Guarantee (a “Qualifying Suit”); provided that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the 120th day after a Qualifying Termination, no Guarantor shall have any further liability or obligation under this Limited Guarantee from and after the earliest of (w) the Effective Time, (x) a final, non-appealable resolution of such Qualifying Suit determining that either Parent or Merger Sub does not owe any Guaranteed Obligation or that the Guarantors do not owe any amount pursuant to Section 1 of this Limited Guarantee, (y) a written agreement among the Guarantors and the Company terminating the obligations and liabilities of the Guarantors pursuant to this Limited Guarantee, and (z) payment of the Guaranteed Obligation due and owing by the Guarantors, Parent or Merger Sub. In the event that the Company or any of its Affiliates, or representatives institutes any suit, action or other proceeding or makes any claim (A) asserting that the provisions of this Section 6 or Sections 1, 2, 4, 7, 8, 11, 15, 16, 17, 18, 20 or 23 hereof are illegal, invalid or unenforceable in whole or in part or that any Guarantors is liable in excess of or to a greater extent than such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations

(excluding the exercise of the Company’s right to seek specific performance under the Equity Commitment Letter and Section 8.7(b) of the Merger Agreement), (B) arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter(s) or the transactions contemplated hereby or thereby, other than a Retained Claim or (C) in respect of a Retained Claim in any jurisdiction other than Delaware, then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void and (y) none of the Guarantors, Parent, Merger Sub nor any Guarantor Affiliate shall have any liability to the Company or any of its Affiliates under this Limited Guarantee or with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter or the Debt Commitment Letter(s). Upon the request of any Guarantor after any valid termination of the obligations and liabilities of the Guarantors pursuant to the provisions of this Section 6, the Company shall provide such Guarantor with written confirmation of such termination.
     7. Continuing Guarantee. Except to the extent that the obligations and liabilities of the Guarantors are terminated pursuant to the provisions of Section 6 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Company hereby agrees that to the extent Parent is relieved of its payment obligations in respect of the Parent Fee or the Reimbursement Obligations (in each case, other than as provided for under Section 2(b)(i) of this Limited Guarantee), each Guarantor shall be similarly relieved of its Guaranteed Obligations under this Limited Guarantee.
     8. Release. By its acceptance of this Limited Guarantee, to the maximum extent permitted by law, the Company, on its own behalf and, on behalf of its Affiliates, security holders and representatives and their respective officers, directors, employees, representatives and agents (collectively, the “Releasing Persons”) hereby waives each and every right of recovery against each Guarantor and each Guarantor Affiliate under or in connection with or related to this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter(s) or the transactions contemplated hereby or thereby or otherwise relating thereto and hereby releases each Guarantor and each Guarantor Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, the Rollover Letter, the Debt Commitment Letter(s) or any transaction contemplated hereby or thereby or otherwise relating thereto, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by or through a claim by or on behalf of any Guarantor, Parent or Merger Sub or any other Person against any Guarantor or any Guarantor Affiliate, or otherwise under any theory of law or equity (the “Released Claims”); provided that the foregoing shall not limit, and the Released Claims shall not include, any of the Retained Claims that are specifically permitted against such Guarantor or Guarantor Affiliate pursuant to Section 4(c) of this Limited Guarantee. Without otherwise limiting the generality of the foregoing or any rights or remedies available to any Guarantor or any Guarantor Affiliate, the Company agrees that this Limited Guarantee shall serve as a complete defense to any Released Claim against any Guarantor or any Guarantor Affiliate.
     9. Entire Agreement. This Limited Guarantee, together with the Merger Agreement, the NDA and the Equity Commitment Letter constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any Guarantor Affiliate on the one hand, and the Company or any of its Affiliates on the other hand.
     10. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.
     11. No Third Party Beneficiaries. Except for the provisions of this Limited Guarantee which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and the Guarantor Affiliates any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
     12. Counterparts. This Limited Guarantee may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Limited Guarantee will become effective when duly executed by each party hereto.
     13. Delivery by Facsimile or Electronic Transmission. This Limited Guarantee and any signed agreement or instrument entered into in connection with this Limited Guarantee, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Limited Guarantee or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
     14. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier:
          (a) if to any Guarantor:
c/o Providence Equity Partners LLC
Nine West 57th Street
New York, NY 10019
Attention: Christopher C. Ragona
with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Margaret A. Davenport
                 William D. Regner

          (b) if to the Company, to:
SRA International, Inc.
4300 Fair Lakes Court
Fairfax, VA 22033
Attention: General Counsel
Facsimile: (703) 227-7050
with copies to (which shall not constitute notice):
Kirkland & Ellis LLP
655 15th Street, NW
Washington, DC 20005
Attention: George P. Stamas
                 Alexander D. Fine
                 Andrew M. Herman
Facsimile: (202) 879-5100
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the U.S. mail, if sent by registered or certified mail, postage prepaid; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.
     15. Governing Law. This Limited Guarantee, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Limited Guarantee, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.
     16. Jurisdiction; Venue; Waiver of Service of Process.
          (a) Jurisdiction. Each party to this Limited Guarantee, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, for the purpose of any action between the parties arising in whole or in part under or in connection with this Limited Guarantee, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above- named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Limited Guarantee or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

          (b) Venue. Each party agrees that for any action between the parties arising in whole or in part under or in connection with this Limited Guarantee, such party will bring actions only in the State of Delaware. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
          (c) Service of Process. Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Limited Guarantee in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 14, will constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
     17. Waiver of Jury Trial.
     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.
     18. Representations and Warranties. Each Guarantor hereby represents and warrants to the Company with respect to itself that (a) it has all power and authority to execute, deliver and perform this Limited Guarantee; (b) the execution, delivery and performance of this Limited Guarantee by such Guarantor has been duly and validly authorized and approved by all necessary company action, and no other proceedings or actions on the part of such Guarantor are necessary therefor; (c) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms; (d) such Guarantor has uncalled capital commitments equal to or in excess of such Guarantor’s Pro Rata Percentage of the aggregate Guaranteed Obligations; (e) the execution, delivery and performance by such Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of such Guarantor, (ii) violate any applicable law or judgment binding on such Guarantor or its assets, or (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which such Guarantor is a party; and (f) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its Guaranteed Obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof. Each Guarantor acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this paragraph 18 and in the event of any breach hereof, the Company shall have a right to seek appropriate damages and any such damages shall be a “Guaranteed Obligation” for purposes of this Agreement.
     19. No Assignment. Neither the Guarantors nor the Company may assign their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by any Guarantor) or the Guarantors (in the case of an assignment by the Company), provided, that the Guarantors may assign all or a portion of their respective obligations hereunder to an Affiliate or to an entity managed by or advised by an Affiliate of the Guarantor, provided, further, that no such assignment shall relieve such Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.
     20. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Liability Cap provided in Section 1 hereof and to the provisions of Sections 2(e), 4, 5 and 8 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates, security holders and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.
     21. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Company solely in connection with the execution and delivery of the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantors and the Company; provided, that no such written consent shall be required (and the Guarantors, the Company and their Affiliates shall be free to release such information) for disclosures to such Person’s respective representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 21; further provided, that the Guarantors and the Company may disclose this Limited Guarantee to the extent required by law, the applicable rules of any national securities exchange or required or requested by the SEC in connection with any SEC filings relating to the Merger.
     22. Attorneys’ Fees and Costs. Each Guarantor agrees to pay, on demand, all reasonable attorneys’ fees and all other costs and expenses that may be incurred by the Company in the enforcement of this Limited Guarantee if (i) such Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and (ii) the Company prevails in such litigation or proceeding.
     23. Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
     24. Relationship of the Parties; Several Liability. Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each of the Guarantors under this Limited Guarantee are solely contractual in nature. Notwithstanding anything to the contrary contained in this Limited Guarantee, the liability of each Guarantor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage as set forth opposite such Guarantor’s name on Schedule A hereto (“Pro Rata Percentage”), and no Guarantor shall be liable for any amount hereunder in excess of its Pro Rata Percentage of the lesser of (i) the Maximum Liability Cap and (ii) the aggregate amount payable by the Guarantors hereunder. In no event shall Parent, Merger Sub or any Guarantor be considered an “Affiliate”, “security holder” or “representative” of the Company or a Releasing Person for any purpose of this Limited Guarantee. Nothing herein shall be deemed to limit, amend or release any rights of Parent or Merger Sub under the Debt Commitment Letter(s).
[Signature Pages Follow]

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

PROVIDENCE EQUITY PARTNERS VI L.P.

By: Providence Equity GP VI L.P.
Its: General Partner

By: Providence Equity Partners VI L.L.C.
Its: General Partner

By:	/s/ Julie G. Richardson Name: Julie G. Richardson
Title: Authorized Signatory

PROVIDENCE EQUITY PARTNERS VI-A L.P.

By: Providence Equity GP VI L.P.
Its: General Partner

By: Providence Equity Partners VI L.L.C.
Its: General Partner

By:	/s/ Julie G. Richardson Name: Julie G. Richardson
Title: Authorized Signatory

COMPANY:

SRA INTERNATIONAL, INC.

By: Name:	/s/ Stanton D. Sloane Dr. Stanton D. Sloane
Title:	President and Chief Executive Officer
[Signature Page to Limited Guarantee]

Schedule A

Guarantor	Pro Rata Share
Providence Equity Partners VI L.P.	74.4042%
Providence Equity Partners VI-A L.P.	25.5958%